Exhibit 99.1

ConocoPhillips Reports Third-Quarter Earnings of $2.6 Billion or $1.91 Per Share

Adjusted earnings of $3.5 Billion or $2.52 per share

HOUSTON--(BUSINESS WIRE)--October 26, 2011--ConocoPhillips (NYSE:COP):

Third-Quarter Highlights

  Production of 1.54 million BOE per day
  Sanctioned Australia Pacific LNG project
  Worldwide refining capacity utilization rate of 92 percent
  Rationalized refining portfolio
  Repurchased 3 percent of ConocoPhillips shares
  Progressed creation of two leading energy companies

ConocoPhillips (NYSE:COP) today reported third-quarter adjusted earnings of $3.5 billion and earnings of $2.6 billion. This compares with third-quarter 2010 adjusted earnings of $2.2 billion and earnings of $3.1 billion. Special items for the current quarter of $837 million were primarily related to losses on asset dispositions, impairments and a tax law change enacted in the United Kingdom.

“This quarter’s results benefitted from improved market conditions,” said Jim Mulva, chairman and chief executive officer. “While commodity prices were higher, E&P production was lower, mainly due to suspended operations in Bohai Bay and Libya. Our downstream business ran well, allowing us to capture stronger refining margins.”

Exploration and Production’s (E&P) third-quarter 2011 adjusted earnings were higher, compared with the same period in 2010, primarily due to stronger commodity prices, partially offset by higher taxes and lower volumes. Excluding the impact of dispositions and the civil unrest in Libya, production was 90,000 barrels of oil equivalent (BOE) per day lower than the third quarter of 2010. China production was lower by 32,000 BOE per day, primarily due to suspended operations in Bohai Bay. Higher planned downtime in the North Sea and unplanned downtime in Alaska further impacted production by 28,000 BOE per day. Decline in Russia reduced production by an additional 24,000 BOE per day. Production per share, excluding Libya, increased by 2 percent, compared with the prior year.

During the quarter, ConocoPhillips sanctioned the Australia Pacific LNG (APLNG) project, which holds one of the largest coal seam gas reserve positions in Australia. This satisfied the final condition for Sinopec’s subscription for a 15 percent interest in the joint venture. In Exploration, the company continued to expand its worldwide shale position and recently resumed deepwater Gulf of Mexico drilling activities.

Refining and Marketing’s (R&M) adjusted earnings in the third quarter of 2011 were $928 million higher than the corresponding period of 2010, primarily due to improvement in global refining and marketing margins. R&M’s reported earnings were $521 million higher than the prior year, and include charges of $407 million primarily from asset impairments and losses on dispositions. The U.S. refining crude oil capacity utilization rate was 92 percent and the international rate was 93 percent. Pre-tax turnaround expenses for the quarter were $44 million, reflecting a lighter turnaround schedule. The current quarter included earnings of approximately $120 million primarily related to hedges on inventory positions. The cumulative net impact of these hedges year to date is near zero, and no fourth-quarter hedge impact is expected as these inventories are liquidated.

During the quarter, ConocoPhillips sold the Wilhelmshaven Refinery and announced it was seeking a buyer for its Trainer Refinery and associated pipelines and terminals. The Trainer facility has now been idled and will permanently close by the end of the first quarter of 2012 if a sales transaction is unsuccessful. These efforts are consistent with the company’s stated strategic objective to rationalize low-return refining assets. Since 2009, the company has decreased its refining capacity by almost 500,000 barrels per day, from 2.7 million barrels per day to 2.2 million barrels per day, and continues to progress plans to further reduce capacity over the next couple of years.

At the Wood River Refinery, Coker and Refinery Expansion (CORE) project construction remains on schedule for completion in October, with total gross capital spend for the project at $3.8 billion. Project startup activities continue as planned and are expected to be completed by mid-November. The CORE project increases the refinery’s crude capacity by 50,000 barrels per day, enhances its ability to process heavy Canadian crude, and improves its clean product yield by 5 percent, resulting in a 50,000 barrel per day increase in gasoline and distillate production capacity.

The Chemicals and Midstream segments posted strong earnings for the third quarter. Chemicals earnings of $197 million increased 49 percent over the prior year, primarily due to higher ethylene margins. Midstream earnings of $137 million were significantly higher than a year ago, reflecting improved natural gas liquids prices.

Corporate expenses for the quarter were $267 million after-tax, compared with $276 million for the third quarter of 2010. Adjusted corporate expenses were $105 million higher than a year ago, primarily due to the absence of foreign exchange gains recognized in 2010. Third-quarter 2010 reported expenses also included a $114 million debt retirement premium.

During the third quarter of 2011, ConocoPhillips repurchased approximately 46 million of its own shares, or 3 percent of shares outstanding, for $3.2 billion. This brings the company’s total shares repurchased to 12 percent of the shares outstanding at the inception of the repurchase program in 2010.

Repositioning Update

Earlier this month, ConocoPhillips announced the future leaders of the two independent energy companies that will result from its repositioning. Ryan Lance will become the CEO of ConocoPhillips, the E&P company, and Greg Garland will become the CEO of the downstream company. The company expects to file an initial IRS ruling request this month and an SEC Form 10 in mid-November. The distribution of the downstream company shares is expected to occur in the second quarter of 2012.

Third-Quarter Financial Highlights

For the third quarter of 2011, ConocoPhillips reported adjusted earnings of $3.5 billion, or $2.52 per share, compared with adjusted earnings of $2.2 billion, or $1.50 per share, for the same period in 2010. Adjusted earnings for the quarter increased compared with the prior year, primarily due to the impact of higher commodity prices and global refining margins, partially offset by the absence of equity earnings from LUKOIL, higher taxes and lower production volumes.

Third-quarter 2011 earnings were $2.6 billion, or $1.91 per share, compared with earnings of $3.1 billion, or $2.05 per share, for the same period in 2010. Third-quarter 2011 earnings included the following special items: $329 million in non-cash charges related to the Trainer Refinery, a $279 million loss on the dilution of the company’s interest in APLNG, a $109 million increase in deferred tax expense from tax legislation enacted in the United Kingdom, a loss on the sale of the Wilhelmshaven Refinery, as well as costs related to the Bohai Bay incident.

During the third quarter of 2011, ConocoPhillips generated $5.6 billion in cash from operations. The company funded a $3.8 billion capital program, repurchased $3.2 billion of ConocoPhillips common stock and paid $0.9 billion in dividends. At September 30, 2011, the company’s cash and short-term investments were $6.0 billion, including cash and cash equivalents of $3.4 billion. ConocoPhillips ended the quarter with debt of $23.2 billion and a debt-to-capital ratio of 26 percent.

Nine-Months Financial Highlights

Adjusted earnings for the first nine months of 2011 were $9.5 billion, or $6.74 per share, compared with adjusted earnings of $6.9 billion, or $4.60 per share, in the corresponding period of 2010. Adjusted earnings were higher than a year ago, primarily due to the impact of higher commodity prices and global refining margins. The increase was partially offset by the absence of equity earnings from LUKOIL, lower production volumes, higher taxes and higher costs.

ConocoPhillips’ nine-month 2011 earnings were $9.0 billion, or $6.42 per share, compared with $9.3 billion, or $6.21 per share, for the same period in 2010.

Delivering the Strategic Plan

The company is on track to achieve its previously announced $13.5 billion 2011 capital program. Approximately 90 percent of the program is directed towards E&P, supporting expected reserve replacement for the year in excess of 100 percent. Production for the fourth quarter is expected to be 1.56 million to 1.58 million BOE per day, reflecting continuing suspended operations in Bohai Bay and Libya. Full-year 2011 production is expected to be 1.61 million to 1.62 million BOE per day.

The company remains committed to its $15 billion to $20 billion 2010-2012 asset disposition program. In addition to portfolio optimization, the company continues to maintain a strong balance sheet and expects to retire $500 million of maturing debt in the fourth quarter. The remaining portion of the company’s 2010-2011 share repurchase program is expected to be completed by year end, bringing 2011 share repurchases to approximately $11 billion.

Adjusted Earnings
	Millions of Dollars
	Third Quarter		Nine Months
	2011	2010	2011	2010
Exploration and Production (E&P)	$2,192	1,506	6,940	4,900
Midstream	137	77	340	215
Refining and Marketing (R&M)	1,196	268	2,416	1,009
LUKOIL Investment	-	436	2	1,253
Chemicals	197	132	589	380
Emerging Businesses	(2)	(20)	(23)	(24)
Corporate and Other	(267)	(162)	(774)	(837)
ConocoPhillips	$3,453	2,237	9,490	6,896

Earnings
	Millions of Dollars
	Third Quarter		Nine Months
	2011	2010	2011	2010
Exploration and Production (E&P)	$1,762	1,564	6,638	7,510
Midstream	137	77	340	215
Refining and Marketing (R&M)	789	268	2,037	(15)
LUKOIL Investment	-	1,310	239	2,226
Chemicals	197	132	589	380
Emerging Businesses	(2)	(20)	(23)	(24)
Corporate and Other	(267)	(276)	(774)	(975)
ConocoPhillips	$2,616	3,055	9,046	9,317

ConocoPhillips will host a conference call at 11 a.m. Eastern time today to discuss its quarterly results and provide a status update on operational and strategic plans. To listen to the conference call and view related presentation materials, go to www.conocophillips.com and click on the “Investor Information” link. For detailed supplemental information, go to www.conocophillips.com/EN/investor/financial_reports/earnings_reports/Pages/index.aspx.

ConocoPhillips is an integrated energy company with interests around the world. Headquartered in Houston, the company had approximately 29,700 employees, $155 billion of assets, and $247 billion of annualized revenues as of September 30, 2011. For more information, go to www.conocophillips.com.

CAUTIONARY STATEMENT FOR THE PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains forward-looking statements. Forward-looking statements relate to future events and anticipated results of operations, business strategies, and other aspects of our operations or operating results. In many cases you can identify forward-looking statements by terminology such as "anticipate," "estimate," "believe," "continue," "could," "intend," "may," "plan," "potential," "predict," "should," "will," "expect," "objective," "projection," "forecast," "goal," "guidance," "outlook," "effort," "target" and other similar words. However, the absence of these words does not mean that the statements are not forward-looking. Where, in any forward-looking statement, the company expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, there can be no assurance that such expectation or belief will result or be achieved. The actual results of operations can and will be affected by a variety of risks and other matters including, but not limited to, changes in commodity prices and refining and marketing margins; changes in expected levels of oil and gas reserves or production; operating hazards, drilling risks, unsuccessful exploratory activities; difficulties in developing new products and manufacturing processes; unexpected cost increases or difficulties maintaining or improving company manufacturing or refining facilities; unexpected difficulties in manufacturing, transporting or refining synthetic crude oil; international monetary conditions; potential liability for remedial actions under existing or future environmental regulations; potential liability resulting from pending or future litigation; limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets; and general domestic and international economic and political conditions; as well as changes in tax, environmental and other laws applicable to our business. Other factors that could cause actual results to differ materially from those described in the forward-looking statements include other economic, business, competitive and/or regulatory factors affecting our business generally as set forth in our filings with the Securities and Exchange Commission (SEC). Unless legally required, ConocoPhillips undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Information -- This press release includes the terms adjusted earnings and adjusted earnings per share. These are non-GAAP financial measures. Adjusted earnings and adjusted earnings per share are included to help facilitate comparisons of company operating performance across periods.

References in the release to earnings refer to net income attributable to ConocoPhillips.

Reconciliation of Earnings to Adjusted Earnings
Millions of dollars, except per share amounts

	2011		2010
	3Q	Sep YTD	3Q	Sep YTD
Consolidated
Earnings	$2,616	9,046	3,055	9,317
Adjustments:
Impairments	318	318	-	1,118
Cancelled projects	-	54	-	114
Net (gain)/loss on asset sales	354	(93)	(906)	(3,800)
Severance accruals	15	15	-	28
Bohai Bay incident	41	41	-	-
Pending claims and settlements	-	-	(26)	45
Deferred tax adjustment	-	-	-	(40)
Premium on early debt retirement	-	-	114	114
International tax law changes	109	109	-	-
Adjusted earnings	$3,453	9,490	2,237	6,896

Earnings per share of common stock	$1.91	6.42	2.05	6.21

Adjusted earnings per share of common stock	$2.52	6.74	1.50	4.60

E&P
Earnings	$1,762	6,638	1,564	7,510
Adjustments:
Cancelled projects	-	54	-	85
Net (gain)/loss on asset sales	280	98	(32)	(2,711)
Bohai Bay incident	41	41	-	-
Pending claims and settlements	-	-	(26)	56
Deferred tax adjustment	-	-	-	(40)
International tax law changes	109	109	-	-
Adjusted earnings	$2,192	6,940	1,506	4,900

R&M
Earnings (loss)	$789	2,037	268	(15)
Adjustments:
Impairments	318	318	-	1,118
Cancelled projects	-	-	-	29
Net (gain)/loss on asset sales	74	46	-	(116)
Severance accruals	15	15	-	28
Pending claims and settlements	-	-	-	(35)
Adjusted earnings	$1,196	2,416	268	1,009

LUKOIL Investment
Earnings	$-	239	1,310	2,226
Adjustment: Net (gain)/loss on asset sales	-	(237)	(874)	(973)
Adjusted earnings	$-	2	436	1,253

Corporate
Earnings (loss)	$(267)	(774)	(276)	(975)
Adjustments:
Pending claims and settlements	-	-	-	24
Premium on early debt retirement	-	-	114	114
Adjusted earnings (loss)	$(267)	(774)	(162)	(837)

CONTACT:
ConocoPhillips
Aftab Ahmed, 281-293-4138 (media)
aftab.ahmed@conocophillips.com
or
Clayton Reasor, 212-207-1996 (investors)
c.c.reasor@conocophillips.com